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                                                                   EXHIBIT 10.18

December 21, 1998



Employee Name
Employee Address
Employee Address
City, State Zip Code


Dear Employee:

     This letter sets forth the Company's policy in the event of a Change in Control (as that term is defined below) of the Company during the term of your employment.

     If during the term of your employment there shall be a Change in Control of the Company, you shall be entitled to receive from the Company an amount equal to one month's pay for your first year of employment plus one month's pay for each year of service thereafter (or portion thereof) up to a maximum of 4 additional month's pay (the "Change of Control Payment") on the effective date of any such Change in Control. If after the effective date of a Change in Control your employment is terminated other than for Cause (as that term is defined below) or your own voluntary termination, you shall be entitled to receive from the Company an additional amount equal to the Change of Control Payment in one lump sum within thirty (30) days of your termination.

     For the purposes hereof, "Change in Control" shall mean the occurrence of the following events during the term of your employment: (a) the Company is merged or consolidated or reorganized into or with another corporation or other legal person (including a purchase or exchange of the Company's stock), and as a result of such merger, consolidation or any other reorganization or change of ownership of the Company's stock less than a majority of the combined voting power of the then-outstanding securities of such surviving, resulting or reorganized corporation or person immediately prior to such transaction; or (b) the Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock in the Company immediately prior to such sale or transfer.

     For the purposes hereof, "Cause" shall mean: (a) your conviction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved; (b) any intentional act of theft, fraud or embezzlement by you in connection with your work with the Company; or (c) your continuing, repeated and willful failure or refusal to perform your duties and services (other than due to your incapacity due to illness or injury).
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     If after the effective date of a Change in Control your employment is terminated other than for Cause or your own voluntary termination, the Company shall continue your health insurance (your "Health Insurance") for a period of six (6) months after such termination.

     As consideration for your receipt of the Severance Payment and the Health Insurance, you agree that if your employment is terminated other than for Cause or your own voluntary termination after the effective date of a Change in Control, you shall release the Company from any and all claims and suits of any nature which are directly or indirectly related to your employment or the termination of your employment, with the Company. You also agree to execute and deliver to the Company a form of release prescribed by the Company, and any other documents or instruments that the Company shall reasonably require in connection with any such termination.

     ANNIE'S HOMEGROWN, INC.



     By:


ACKNOWLEDGED AND AGREED:



Employee Name